UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 3, 2008

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On June 3, 2008, The Hartford Financial Services Group, Inc. (the "Company") announced that it had initiated an offering of $500,000,000 principal amount fixed-to-floating rate junior subordinated debentures due 2068. The Company intends, subject to market conditions, to use the net proceeds from this offering to repurchase shares of its common stock under the Company’s previously announced repurchase program pursuant to an accelerated stock repurchase agreement. The Company plans to use any portion of the net proceeds not used to repurchase shares of its common stock, pursuant to an accelerated stock repurchase agreement or otherwise, for general corporate purposes.

The Company disclosed in the preliminary prospectus supplement relating to the offering that it repurchased $179 million (2.6 million shares) of common stock between April 1, 2008 and June 2, 2008 pursuant to its $2 billion repurchase program. Through June 2, 2008, the Company repurchased an aggregate of $1.372 billion (15.4 million shares) of common stock pursuant to this program.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

June 3, 2008	By:	Ricardo A. Anzaldúa

Name: Ricardo A. Anzaldúa
Title: Senior Vice President and Corporate Secretary